UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.          )

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SPARTAN MOTORS, INC.
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Spartan Motors, Inc.
1000 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

Fellow Shareholders:

Spartan Motors, Inc. had a record setting year in 2008, and I want to thank you for participating as a shareholder in our success. I also want to share an update on our business and provide you with information about your dividend payment.

In Feb. 2009, our board of directors declared total cash dividends of $0.13 for 2009, including the regular cash dividend of $0.10 per share of common stock and a special dividend of $0.03 per share of common stock.

The first regular dividend payment of $0.05 per share is payable on May 15, 2009 to shareholders of record at the close of business on April 15, 2009. The second regular dividend payment of $0.05 per share is payable on Dec. 16, 2009 to shareholders of record at the close of business on Nov. 16, 2009. The special dividend payment of $0.03 per share is payable on May 15, 2009 to shareholders of record at the close of business on April 15, 2009.

Spartan is paying a special dividend in recognition of our total financial performance for the year ended 2008. We reported a 23.8 percent year-over-year increase in revenues and a 74.3 percent increase in net earnings in 2008. This was our best year in company history - an achievement we are proud of, especially given the difficult conditions in the overall economy.

We hope you view the special dividend and reauthorization of the regular dividend as an indication of the board's confidence in our strategic direction moving into the future, as well as affirmation of our financial strength and solid balance sheet.

We are on solid ground financially with minimal debt, an open line of credit, strong cash generation and operations scaled to meet current demand. Our focus as a company is on cash flow and cash conservation, applying lean principles to ensure our operations are efficient and focusing on short payback periods for any new investments. We also expect to remain profitable through all of 2009, which is one of the most important indicators of our financial strength. We are also introducing new products into current markets, developing new markets and focused on capturing market share.

Though we are obviously cautious in how we operate the business given the economic recession, we believe there are specific attributes that set Spartan above other companies today. Our diversified, multiple-market model allows us to focus resources on whichever market has the most favorable business cycle. We are also customer-centric in our markets, yet lean in scale, allowing us to prosper in good times and bad. Lastly, we have agility in our markets, operations and strategic approach to take rapid advantage of emerging and many times sizable product and market opportunities.

Our strategic plan is based on a customer-centric organization, operating lean, creating innovation in our markets, building brand leadership, maximizing the value we deliver in our products' lifecycles, while creating a strategic, global presence.

In summary, we are pleased to share our profits with our shareholders through both regular and special dividends, and I want to thank you for the confidence you have placed in us through your investment.

Your board and management team remain enthusiastic about the potential for Spartan Motors over both the short- and long-term, and we are committed to serving the best interests of all shareholders. We thank you for your continued support.

Sincerely,

John Sztykiel
President and CEO
Spartan Motors, Inc.